Exhibit 5.1

[Letterhead of Winston & Strawn LLP]

April 7, 2009

Advanced Life Sciences Holdings, Inc.

1440 Davey Road

Woodridge, Illinois 60517

Re:      Form S-3 Registration Statement

Ladies and Gentleman:

We have acted as special counsel to Advanced Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), and proposed offer, issuance and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act in an aggregate amount not to exceed $35,000,000, as set forth in the Registration Statement, the prospectus contained therein and any supplement to the prospectus, of the following securities of the Company:

(i)            shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

(ii)           shares of preferred stock of the Company (the “Preferred Stock”);

(iii)          warrants to purchase Common Stock (the “Common Stock Warrants”); and

(iv)          warrants to purchase Preferred Stock (the “Preferred Stock Warrants” and, together with the Common Stock, the Preferred Stock and the Preferred Stock Warrants, the “Securities”).

It is understood that the opinions set forth below are to be used only in connection with the offer, issuance and sale of the Securities while the Registration Statement is in effect.  The Registration Statement provides that the Securities may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents executed by parties (other than the Company), we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the opinions set forth below, we have also assumed (i) the truth, accuracy and completeness of the information, representations and warranties contained in the certificates, corporate records, agreements, instruments and other documents we have reviewed; (ii) the Registration Statement and any amendments thereto, including post-effective amendments, will have become effective under the Act; (iii)  all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered, issued and sold will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(a)           with respect to the Common Stock and the Preferred Stock, when the board of directors of the Company has taken all corporate action necessary to duly authorize the Common Stock and Preferred Stock by appropriate corporate authorization and issued shares of Common Stock and Preferred Stock upon receipt of payment therefor, and, if issued upon the exercise of Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Warrant, the Common Stock and the Preferred Stock will be validly issued, fully paid and non-assessable; and

(b)           with respect to the Common Stock Warrants and the Preferred Stock Warrants (collectively, the “Warrants”) and the related warrant agreements, when (a) the board of directors of the Company has taken all corporate action necessary to duly authorize the Warrants and the related warrant agreements by appropriate corporate authorization, (b) the related warrant agreements have been duly executed by the parties thereto, and (c) the Warrants are executed, countersigned and delivered in accordance with the warrant agreements against payment therefor, the Warrants will be validly issued and constitute binding obligations of the Company.

The opinions expressed herein is based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the

Delaware Constitution and reported judicial decisions interpreting the foregoing).  We express no opinion herein as to any other laws, statutes, regulations or ordinances.  The opinion set forth in this letter is based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP